NEWS RELEASE
August 20, 2010
CONTACT:  Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES PAYOFF/CONVERSION
OF $5.5 MILLION OF 10% CONVERTIBLE PROMISSORY NOTES

--$3,722,000 of notes were paid off with cash
--$1,778,000 of Notes were converted to 117,374 shares of DXP common stock

Houston, TX, -- August 20, 2010 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced that all of the convertible notes issued in connection with the acquisition of the business of Quadna on April 1, 2010 have been paid off or converted to DXP common stock.  On August 18, 2010, $3,722,000 of the notes were paid off using funds obtained from DXP’s credit facility and $1,778,000 of the notes were converted to 117,374 shares of DXP common stock.  The interest rate of the notes was 10%.

Mac McConnell, Senior Vice President and CFO, remarked, “We are pleased to be able to pay off these 10% notes with funds borrowed under our credit facility.  Additionally, we issued only 117,374 shares of DXP common stock upon conversion compared to the 386,584 shares which our 2010 second quarter diluted earnings per share calculation assumed would be issued upon conversion.”

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908. DXP provides innovative pumping solutions, supply chain services and DXP service centers for MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, electrical and industrial supplies. DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven creating competitive advantages for our customers.

DXP’s innovative pumping solutions provide engineering, fabrication and technical design to meet the capital equipment needs of its global customer base. DXP provides solutions by utilizing manufacturer authorized equipment and certified personnel. Pump packages require MRO and OEM equipment such as pumps, motors and valves, and consumable products. DXP leverages its MROP inventories and technical knowledge to lower the total cost and maintain the quality of the pump package.

Supply Chain Services, a DXP supply chain services program, allows a more efficient way to manage the customer’s supply chain needs for MROP products. The program allows the customer to transfer all or part of their supply chain needs to DXP, so the customer can focus on his core business. SmartSource effectively lowers costs by outsourcing purchasing, accounting, and on-site supply management to DXP, which reduces the duplication of effort by the customer and supplier. DXP’s broad range of first-tier products provides an efficient measurable solution to reduce cost and streamline procurement and sourcing operations.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.